UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

November 8, 2017

Date of Report

AVERY DENNISON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1 -7685	95-1492269

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

207 Goode Avenue Glendale, California	91203

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (626) 304-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1—Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement.

On November 8, 2017, Avery Dennison Corporation, a Delaware corporation (the “Company”), entered into a Fourth Amended and Restated Credit Agreement (the “Credit Agreement”), with a syndicate of lenders party thereto, Bank of America, N.A., as administrative agent, Citibank, N.A., as syndication agent, and JPMorgan Chase Bank, N.A., as documentation agent.  The Credit Agreement amends and restates the Company’s Third Amended and Restated Credit Agreement dated as of October 3, 2014.

Under the Credit Agreement, the Company may borrow up to an aggregate of $800 million in revolving loans (the “Loans”).  At the discretion of the lenders and subject to certain customary requirements, the commitments under the Credit Agreement may be increased by up to an aggregate of $300 million upon the Company’s request.  The maturity date is November 8, 2022; however, the Company may request that the commitments be extended for one-year periods under certain circumstances as set forth in the Credit Agreement.

Loans outstanding under the Credit Agreement bear interest, at the Company’s option, at the base rate or the Eurocurrency rate, in each case plus an applicable per annum margin.  The applicable per annum margin is determined based on the Company’s debt ratings in accordance with a pricing grid, with the per annum margin for base rate borrowings ranging from 0.00% to 0.375% and the per annum margin for Eurocurrency rate borrowings ranging from 0.910% to 1.375%.  The terms “base rate” and “Eurocurrency rate” have meanings customary for financings of this type.  Fees payable for the revolving commitments under the Credit Agreement, whether used or unused, are also determined based on the Company’s debt ratings in accordance with a pricing grid, with the per annum percentage ranging from 0.090% to 0.250%.

The Loans may, at the Company’s option, be prepaid in whole or in part without premium or penalty (subject to breakage costs for Eurocurrency rate loans) and the Company may reduce or terminate the commitments of the lenders to make the Loans.

The Credit Agreement contains customary affirmative and negative covenants, including limitations on mergers, asset sales, liens, investments, and subsidiary indebtedness.  In addition, the Credit Agreement requires the Company to maintain (i) a maximum leverage ratio (calculated as a ratio of consolidated debt to consolidated EBITDA) of not more than 3.50 to 1.00; provided that, in the event of an acquisition by the Company that exceeds $250 million, the maximum leverage ratio shall be increased to 3.75 to 1.00 for the period of four consecutive fiscal quarters immediately following such acquisition and (ii) a minimum interest coverage ratio (calculated as a ratio of consolidated EBITDA to consolidated interest expense) of not less than 3.50 to 1.00.

The summary of the Credit Agreement contained herein is qualified in its entirety by reference to the terms of the Credit Agreement, a copy of which is filed as Exhibit 10.1 and incorporated herein by reference.

Section 2—Financial Information

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated by reference into this Item 2.03.

Section 9—Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Title

10.1

Fourth Amended and Restated Credit Agreement, dated as of November 8, 2017, by and among Avery Dennison Corporation, as the borrower, Bank of America, N.A., as administrative agent, Citibank, N.A., as syndication agent, JPMorgan Chase Bank, N.A., as documentation agent, and the other lenders party thereto.

EXHIBIT INDEX

Exhibit Number	Exhibit Title
10.1

Fourth Amended and Restated Credit Agreement, dated as of November 8, 2017, by and among Avery Dennison Corporation, as the borrower, Bank of America, N.A., as administrative agent, Citibank, N.A., as syndication agent, JPMorgan Chase Bank, N.A., as documentation agent, and the other lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVERY DENNISON CORPORATION

Date: November 9, 2017
	By:	/s/ Gregory S. Lovins
Name: Gregory S. Lovins
Title: Senior Vice President and
Chief Financial Officer